Exhibit 99.1

AFFIRMATIVE INSURANCE HOLDINGS CLOSES SALE OF RETAIL AGENCY BUSINESS AND NEW DEBT FINANCING

ADDISON, Texas, September 30, 2013 (GLOBE NEWSWIRE) — Affirmative Insurance Holdings, Inc. (OTCQB:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, announced that today it closed the sale of its retail agency distribution business to Confie Seguros, a leading California-based national insurance distribution company, for $100 million in cash with the potential to receive an additional $20 million of cash proceeds. Affirmative’s retail agency business consists of 195 retail locations in Louisiana, Alabama, Texas, Illinois, Indiana, Missouri, Kansas, South Carolina and Wisconsin and two premium finance companies. The retail agency business employs approximately 500 employees. The Company previously had announced on September 16, 2013 that it entered into a definitive agreement to complete this sale.

The initial $100 million of cash proceeds includes $20 million placed in an escrow account that will, dependent upon the risk-based capital status of Affirmative Insurance Company (AIC), be utilized to either infuse capital into AIC or pay down debt. The risk-based capital measurement will be made quarterly as of September 30, 2013 through June 30, 2014.

In addition, the Company may receive up to an additional $20 million of proceeds that could be used to pay down debt or infuse capital into AIC. The additional proceeds are contingent on AIC meeting certain risk-based capital thresholds. The measurement begins as of June 30, 2014 and can be achieved quarterly through December 31, 2015. In the best case scenario, the Company would receive an additional $10 million of proceeds based on the risk-based capital measurement as of June 30, 2014, and an additional $10 million of proceeds based on the measurement as of September 30, 2014.

The Company also has replaced its existing senior credit facility with the proceeds from the sale and with proceeds from two new debt arrangements. The Company previously announced on September 16, 2013 that it had entered into a commitment letter with Fortress Credit Corp and JCF AFFM Debt Holdings, L.P., an affiliate of New Affirmative LLC – the Company’s 51% majority shareholder, for a $31 million senior secured term loan facility with a maturity date of November 30, 2014, and a $16 million subordinated secured term loan facility with a maturity date of June 30, 2015. However, after September 16, the Company obtained financing under improved terms and elected to terminate the original commitment letter with Fortress Credit Corp and JCF AFFM Debt Holdings, L.P.

The Company’s new debt arrangement consists of a $40 million senior secured credit facility from Credit Suisse AG, Cayman Islands Branch, with a maturity date of March 30, 2016, and a $10 million subordinated secured credit facility from JCF AFFM Debt Holdings, L.P. with a maturity date of March 30, 2017.

Mike McClure, Chief Executive Officer, stated “We are very pleased that we have been able to address our senior debt maturity issue as our senior debt was set to mature in January 2014, as well as the maturity today of the incremental term loan that was provided last month. We would like to thank our friends at Fortress and the other senior lenders that have supported us for many years. As I stated previously, the retail sale transaction will allow us to focus on our insurance production business, which has significantly improved from both a revenue and profitability perspective. We are looking forward to a long-term partnership with Confie Seguros, a fantastic distribution company in the non-standard automobile insurance marketplace.”

Contact:	Earl R. Fonville
Executive Vice President and Chief Financial Officer
(972) 728-6458
earl.fonville@affirmativeinsurance.com

About Affirmative

Affirmative Insurance Holdings, Inc. is a producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” , or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.